SECOND AMENDMENT TO AGREEMENT OF GENERAL PARTNERSHIP
                                     OF
                      MEADOW POINTE GENERAL PARTNERSHIP

         This Second Amendment to the Agreement of General Partnership (the "Amendment"), made and entered into this 23rd day of March 2001, by and between MEADOW POINTE EAST, LLC, a Delaware limited liability company ("Meadow Pointe"), and DEVCO III, LLC, a Florida limited liability company ("Devco").

                       Background and Purpose


A. Pursuant to an Agreement of General Partnership, dated as of October 3, 1999, between Meadow Pointe and Devco (the "Partnership Agreement"), the parties formed the Meadow Pointe General Partnership (the "Partnership") to develop, market, and sell certain real property in Pasco County, Florida, more particularly described therein (the "Property").

B. The parties amended the Partnership Agreement pursuant to that certain First Amendment to Agreement of General Partnership of Meadow Pointe General Partnership, dated January 22, 2001 (the "First Amendment").

C. Pursuant to Section 3.2 of the Partnership Agreement, the Partnership executed and delivered to Meadow Pointe that certain Grid Promissory Note
(non-negotiable) in the principal amount of U.S. One Million Dollars (the "Original Note"), a copy of which is attached to the Partnership Agreement as Exhibit B.

D. The parties wish to amend, restate and replace the Original Note, pursuant to the terms of that certain Revolving Grid Promissory Note attached to this Amendment as Exhibit A, and made a part hereof (the "Amended and Restated Note").

                        Operative Provisions



1. Recitals. The foregoing statements of background and purpose are hereby adopted as part of this Amendment for all purposes.

2. The Amended and Restated Note. Upon execution of this Amendment, the Partnership shall execute and deliver to Meadow Pointe the Amended and Restated Note, which shall replace the Original Note. The Original Note shall, simultaneously, be returned to the Partnership or shall be destroyed. From and after the date hereof, all references in the Partnership Agreement to the Promissory Note attached thereto as Exhibit B shall mean and refer to the Amended and Restated Note.

3. Ratification. Except as modified by this Amendment, and by the First Amendment, the terms and conditions of the Partnership Agreement shall continue in full force and effect and are hereby ratified and confirmed by the Parties.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                           MEADOW POINTE EAST, LLC,
                                     A Delaware limited liability company


                                     By: /s/ Brian P. Burns
                                         -----------------------------------
                                         Name: Brian P. Burns
                                         Title: President

                                         DEVCO III, L.L.C.,
                                         A Florida limited liability company

                                     By: /s/ Donald A. Buck
                                         -------------------------------
                                         Name: Donald A. Buck
                                         Title: as its President and
                                         Managing Member

Approved as to form:

AKERMAN SENTERFITT & EIDSON, P.A.


By: /s/ Mark K. Straley, Esq.
    --------------------------------
    Mark K. Straley, Esq.